Exhibit 99.1

NEWS RELEASE

101 East Park Blvd, Suite 1300

Plano, TX 75074

(972) 234-6400

Company & Media Contact

Julia Kramer

jkramer@intrusion.com

P: 972-301-3635

Cybercrime To Cost The World $10.5 Trillion Annually By 2025

Every U.S. business is under cyberattack

Plano, Texas – Nov. 18, 2020 – Cybersecurity Ventures predicts global cybercrime costs will grow by 15 percent per year over the next five years, reaching $10.5 trillion USD annually by 2025, up from $3 trillion USD in 2015. This prediction is part of a special report conducted by Cybersecurity Ventures and sponsored by INTRUSION, Inc. (NASDAQ: INTZ).

This represents the greatest transfer of economic wealth in history, risks the incentives for innovation and investment, is exponentially larger than the damage inflicted from natural disasters in a year, and will be more profitable than the global trade of all major illegal drugs combined.

"Cybercrime costs include damage and destruction of data, stolen money, lost productivity, theft of intellectual property, theft of personal and financial data, embezzlement, fraud, post-attack disruption to the normal course of business, forensic investigation, restoration and deletion of hacked data and systems, and reputational harm," says Steve Morgan, founder of Cybersecurity Ventures and editor-in-chief at Cybercrime Magazine.

"Cybercriminals know they can hold businesses — and our economy — hostage through breaches, ransomware, denial of service attacks and more. This is cyberwarfare, and we need to shift our mindset around cybersecurity in order to protect against it," says Jack B. Blount, President and CEO at INTRUSION, Inc.

Organized cybercrime entities are joining forces, and their likelihood of detection and prosecution is estimated to be as low as 0.05 percent in the U.S., according to the World Economic Forum's 2020 Global Risk Report.

"Every American organization — in the public and private sector — has been or will be hacked, is infected with malware, and is a target of hostile nation-state cyber intruders," adds Blount, who is also the former CIO at the United States Department of Agriculture (USDA).

Blount's assertion is backed up by some of the nation's top cyberwarfare and cybersecurity experts, and Fortune 500 chief information security officers, in a roundtable discussion which recently aired on the Cybercrime Radio podcast channel.

Cybersecurity Ventures and INTRUSION, Inc. have partnered on a series of initiatives aimed at providing thought leadership and guidance to CISOs and cybersecurity teams in the U.S. and globally.

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About

Cybersecurity Ventures is the world's leading researcher and publisher covering the global cyber economy, and a trusted source for cybersecurity facts, figures, predictions, and statistics.

INTRUSION, Inc. is a global provider of entity identification, high speed data mining, cybercrime and advanced persistent threat detection products.

Cautionary Statement Regarding Forward Looking Information

This release may contain certain forward-looking statements, which reflect management's expectations regarding future events and operating performance and speak only as of the date hereof. These forward- looking statements involve a number of risks and uncertainties. These statements are made under the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 and involve risks and uncertainties which could cause actual results to differ materially from those in the forward-looking statements, including, risks that we have detailed in the Company's most recent reports on Form 10-K and Form 10-Q, particularly under the heading “Risk Factors.”

Related Links
https://cybersecurityventures.com
https:/intrusion.com

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